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                                                                   Exhibit 21.1

                     List of Subsidiaries of the Registrant

         Name                                                 Jurisdiction
1.       Bruker Daltonics Ltd.                                England
2.       Bruker Daltonique S.A.                               France
3.       Nihon Bruker Daltonics K.K.                          Japan
4.       Bruker Daltonics AG                                  Switzerland
5.       Bruker Daltonics Scandinavia AB                      Sweden
6.       ProteiGene, Inc.                                     Massachusetts, USA
7.       Bruker Daltonik GmbH                                 Germany
8.       Bruker Saxonia Analytik GmbH                         Germany
9.       Bruker Daltonics LTD                                 Canada
10.      Bruker Daltonics S.r.l.                              Italy

* Bruker Saxonia Analytik GmbH ("Saxonia") is an indirect subsidiary of the Registrant. Saxonia is 98% owned by Bruker Daltonik GmbH ("Daltonik"). Daltonik, in turn, is a wholly-owned subsidiary of the Registrant